Exhibit (a)(9)

INDIVIDUAL STATEMENTS DELIVERED BY THE INDIVIDUAL DIRECTORS

OF ENEL GENERACIÓN CHILE S.A. PURSUANT TO CHILEAN LAW

This Exhibit (a)(9) contains the free English translations of the original Spanish language versions, which reflect the substantive content of the original Spanish language documents, but may not be a word-for-word translation. In the event of any discrepancy with the English translations, the original Spanish language documents will prevail.

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February 21, 2018

To the Shareholders of

Enel Generación Chile S.A.

Ref:	Opinion on Tender Offer for Shares in Enel Generación Chile S.A. announced by Enel Chile S.A.

Dear shareholders:

In relation to the Tender Offer (the “TO”) communicated by Enel Chile S.A. (“Enel Chile” or the “Offeror”), to purchase up to 100% of the shares of single-series, non-par-value common stock fully subscribed for and paid up in Enel Generación (“Enel Generación” or the “Company”), held by its minority shareholders, I feel it is a favorable opportunity for the shareholders of the Company, for the reasons set out below.

The above opinion is based on the following report (“Individual Report”), its intention being to comply with article 207 of Law 18045 on the Securities Market (the “Securities Market Law”) and other applicable regulations.

The shareholders hereby stand advised that this Individual Report is not and must not be understood as being, directly or indirectly, an invitation, suggestion, proposal or recommendation to sell or not to sell the shares in Enel Generación, whether under the TO or otherwise. The above is so because this Individual Report is not sufficient to build an objective opinion on the decision to sell or not to sell your shares in Enel Generación. Besides this opinion, each shareholder must take into account the information disclosed both to the market as well as to the Company, seek advice to study the various potential implications of selling their shares under the TO, and analyze their personal circumstances, as far as legal financial, tax, personal or any other considerations such as could affect their decision.

All of the above is intended to allow the shareholders to make a decision that best suits their own personal interests.

1.	Relationship with the controlling shareholder of Enel Generación and the Offeror

i.	I was elected as director of Enel Generación at the Annual Shareholders’ Meeting held on April 27, 2016.

ii.	The above appointment was backed by the favorable and crucial vote of Enel Chile, the controlling shareholder of Enel Generación.

iii.	I was elected as chairman of the Board of Directors and of the Company at a Board Meeting held on April 28, 2016.

iv.	As provided by article 147 of Law 18046 on Corporations, at a Board Meeting held on August 28, 2017, I represented having an interest in the corporate restructuring process known as “Elqui Project” (the “Restructuring”).

v.	At present, I do not own any share in Enel Generación or in Enel, directly or indirectly.

2.	The Restructuring

The Restructuring is comprised of the following stages, which are contingent on the TO being declared successful:

i.	Merger

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ii.	TO
iii.	Capital Increase
iv.	Amendment to the Bylaws of Enel Generación

Although the TO is a crucial stage in accomplishing the Restructuring, and specifically with regard to the TO, I do not have any particular interest therein other than my interest as a director of Enel Generación.

3.	Background on the Tender Offer

1)	The TO commencement notice and the prospect containing the terms and conditions of the TO (the “Prospectus”) were published by Enel Chile on February 15, 2108.

2)	The SVS was served two material event notices, dated August 28 and October 26, both of 2017, whereby it reported that the TO was a crucial stage to consummate the Restructuring.

4.	The TO

1)	Objective of the TO

As indicated in the Prospectus, the Offeror intends to acquire up to 100% of the shares and of the American Depositary Shares (“ADS”) issued by Enel Generación not held by Enel Chile (the “Offer”), at a price of $590 (five hundred and ninety pesos) per share (the “Price”).

2)	Terms of Payment of the TO

The Prospectus states that the Price will be paid in cash to those shareholders who decide to sell their shares in Enel Generación through the TO, as follows:

-	40% of the cash Price received by the shareholders of the Company must be destined to the subscription of newly-issued shares in Enel Chile, which percentage shall be applied directly to the payment of the subscription price for the new shares in Enel Chile.

-	60% of the Price shall be paid in cash to the shareholders of Enel Generación on the payment date established in the Prospectus.

5.	Capital Increase in Enel Chile

-	To order to deliver newly-issued shares to the shareholders of Enel Generación who decide to sell their shares in the TO, Enel Chile has approved, at a Special Shareholders’ Meeting held on December 20, 2017, a capital increase (the “Capital Increase”).

-	Once said period ends, the remaining shares not acquired by the shareholders of Enel Chile will be delivered to the shareholders of Enel Generación who decide to sell their shares under the TO.

6.	Amendment to the bylaws of Enel Generación

At a Special Shareholders’ Meeting held on December 20, 2017, the shareholders agreed that the Company would no longer be subject to the provisions contained in Title XII of Decree Law 3500 of 1980, eliminating all the applicable restrictions and limitations, including but not limited to the restriction that no person can concentrate more than 65% of the voting capital of Enel Generación (the “Bylaws Amendment”), the effectiveness of which is also contingent on the TO being declared successful.

7.	Conditions precedent that must all be met for the TO to be successful.

(a)	That acceptances for the TO shall have been received for a number of shares in Enel Generación such as allows Enel Chile to hold, once the TO is completed, more than 75% of the shares in Enel

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Generación, said acceptances to include a commitment by the shareholders of Enel Generación to destine 40% of the cash Price they receive to subscribe for newly-issued shares in Enel Chile;

(b)	That, at the end of the preemptive subscription period applicable to the Capital Increase, a minimum number of new shares in Enel Chile remain available to be delivered, in whole or in part, to the shareholders of Enel Generación who sell their shares under the TO as per the terms and conditions thereof;

(c)	That as a result of (i) the acceptances received for the TO and consequently the number of new shares in Enel Chile that must be subscribed for by the shareholders who decide to sell their shares under the TO, and (ii) the exchange ratio for the merger of Enel Green Power Latin America S.A. (“Enel Green Power”) into Enel Chile (the “Merger”), Enel S.p.A. at no time loses its position ascontrolling shareholder of Enel Chile, being required to maintain at all times an interest of more than 50.1% of the shares of voting stock in Enel Chile;

(d)	That there not exist any judgment or resolution intended to, or any suit, action or proceeding, judicial or administrative, pending and reasonably expected to result in (i) prohibiting or materially preventing the Merger; or (ii) imposing material limitations on Enel Chile to exercise property rights on the assets of Enel Green Power allocated to Enel Chile as a result of the Merger; or (iii) imposing limitations on Enel Chile to continue developing or operating any of the projects owned by Enel Green Power; and generally any other action of any court, superintendence, service or another competent authority resulting in any of the consequences indicated in (i) to (iii) above.

(e)	That there not exist any judgment or resolution intended to, or any suit, action or proceeding, judicial or administrative, pending and reasonably expected to result in (i) prohibiting or materially preventing the TO; (ii) imposing material limitations upon Enel Chile to acquire any or all of the shares in Enel Generación, including any material restriction as to the Amendment to the Bylaws of Enel Generación (as indicated below); or (iii) imposing material limitations on the possibility that Enel Chile be able to actually exercise all the ownership rights to the shares of Enel Generación, including the right to vote those shares, and generally any action by court, superintendence, service or other competent authority resulting from any of the consequences indicated in (i) to (iii) above; and

(f)	That a material adverse change shall have occurred in Enel Generación. To this end, a material adverse change shall be deemed to include any event, fact or circumstance resulting in or causing a material adverse impact on the business, properties, assets obligations, results or operations of Enel Generación, whose materiality and exclusions will be determined on an objective basis.

These conditions may be waived at any time by Enel Generación.

8.	Individual Opinion

I am of the opinion that those shareholders of the Company who decide to sell their shares under the TO may receive the following benefits:

•

The Merger between Enel Chile and Enel Green Power may entail favorable synergies for the Enel group, also streamlining the implementation of these synergies, which would be beneficial for the shareholders of Enel Generación who join Enel Chile as shareholders as a result of the TO. In fact, the combination of conventional and renewable generation companies offers the advantage that it can tap into significant growth opportunities in the medium and long terms offered by Nonconventional Renewable Energies, maintaining the reliability and stability implied by base thermal and hydro capacity. In the most recent regulated and non-regulated bids, Nonconventional Renewable Energy technologies have proven to be more competitive and conventional technologies, given their low incremental cost of production, decreasing investment costs, rapid deployment and favorable positioning in the eyes of the local communities. However, in recent times, regulations have laid

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emphasis on the need for stability in the system, reliable supply and storage capacity to strike a balance between power and capacity, areas in which conventional energies still have the advantage over Nonconventional Renewable Energies. In my opinion, the combination of complementary technologies results in a company that is stronger operationally and commercially.

•	The combination of paying the TO Price in cash and shares of Enel Chile would potentially allow the shareholders of Enel Generación to tap into part of the value generated by the transaction and at the same time obtain a percentage premium over the market value of Enel Generación.

•	The Offer Price, Ch$590 per share, is consistent with the values currently prevailing in the market.

•	The Offer Price is within the ranges indicated by the independent appraisers designated by the Board of Directors and Directors Committee of the Company, Banchile Asesorías Financieras S.A. and Asset Chile, respectively, and represents a premium of 20.7% over the price of Enel Generación just prior to the announcement of the transaction. In turn, the price for the shares in Enel Chile to be delivered as part of this transaction is in the lower range determined by the independent appraisers of Enel Chile.

•	The Price of Ch$590 per share contained in the offer exceeds the market price as of this date, which implies a premium over market price.

9.	Conclusion.

Considering the information mentioned in this Individual Report, and that the TO is part of a complex restructuring project, which must be analyzed closely by each of the shareholders who are considering selling their shares in Enel Generación under the TO, this is a favorable opportunity for the shareholders who decide to sell their shares in the Company.

As previously mentioned, there are several foreseeable benefits that the shareholders may take advantage of if they decide to sell their shares in Enel Generación, economic parameters that show that the TO is actually favorable, and total certainty that both the Restructuring as well as the TO have been and will continue to be conducted in compliance with the law, both with regard to applicable regulations as well as any other rules issued by competent regulators.

However, I repeat that, besides this Individual Report, each shareholder must consider the information disclosed to the market and to the Company, the opinions issued by its advisors, and all particular circumstances that could affect them. Once these decision-making criteria are brought together into a comprehensive whole, I trust that each shareholder will have an objective investment opinion and will make the decision he/she deems best suited to his/her own interests.

Kind regards,

/s/ Giuseppe Conti

Giuseppe Conti

Chairman of the Board of Directors

Enel Generación Chile S.A.

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Santiago, February 21, 2018

To:

Shareholders of

ENEL GENERACIÓN CHILE S.A.

Ref.: Personal opinion on the Tender Offer for Shares in Enel Generación Chile S.A. announced by Enel Chile S.A.

Dear shareholders:

I hereby make reference to the Tender Offer for Shares (the “TO”) announced by Enel Chile S.A. (“Enel Chile” or the “Offeror”), to acquire up to 100% of the shares in Enel Generación Chile S.A. (“Enel Generación” or the “Company”).

In my capacity as independent director of Enel Generación, I hereby issue my personal opinion (the “Personal Opinion”) as provided in article 207(c) of Law 18045 on the Securities Market. This Personal Opinion contains my opinion on the advisability of the TO for the shareholders of Enel Generación.

I.	Background.

On February 15, 2018, Enel Chile published a commencement notice (the “Commencement Notice”) of a tender offer to acquire up to 100% of the shares of single-series non-par-value common stock, fully subscribed for and paid up in, and of the American Depositary Shares issued by, Enel Generación not owned by Enel Chile (the “Offer”). On that same date, Enel Chile published the prospectus with the terms and conditions of the TO (the “Prospectus”).

The Prospectus states that the price offered for each of the shares agreed to be sold under the TO is Ch$590 (five hundred and ninety Chilean pesos) per share (the “Price”), to be paid in cash to the shareholders of Enel Generación who agree to sell their shares under the TO. Moreover, the Prospectus notes that the shareholders of Enel Generación who agree to sell their shares under the Offer must destine a portion of the cash Price they receive toward subscribing for newly-issued shares in Enel Chile. To this end, Enel Chile will apply 40% of the Price directly toward paying the subscription price for newly-issued shares in Enel Chile, delivering, as consideration for said 40% of the Price, 2.87807 shares in Enel Chile per share in Enel Generación that each shareholder sells within the context of this Offer. The other portion of the Price, which totals Ch$354 per share, will be paid in cash to the shareholders of Enel Generación on the payment date of the Offer. To this end, on December 20, 2017, approval was given to a capital increase (the “Enel Chile capital increase”) in order to have sufficient shares, once the period for the preemptive subscription of those shares ends, to be delivered to the shareholders of Enel Generación who decide to sell their shares in the TO.

It is worth noting that the TO is set within the framework of the corporate restructuring process of Enel Chile known as the “Elqui Project” (the “Restructuring”), which was disclosed to the market by means of material event notices issued by the Company on August 28 and October 26, 2017. The Restructuring consists of the absorption merger of Enel Green Power Latin America S.A. (“Enel Green Power”) into Enel Chile (the “Merger”), which is contingent upon: (i) the TO being declared successful; (ii) the TO; (iii) the Capital Increase, which is also contingent on the TO being declared successful; and (iv) an amendment to the bylaws of Enel Generación, which was approved by the shareholders of Enel Generación at a Special Shareholders’ Meeting held on December 20, 2017, whereby it was agreed that the Company would no longer be subject to the provisions contained in Title XII of Decree Law 3500 of 1980, eliminating all applicable limitations and restrictions, including but not limited to the inability of any one person to concentrate more than 65% of voting capital in Enel Generación (the “Bylaws Amendment”), the effectiveness of which is also contingent on the TO being declared successful. The Restructuring comprises all the aforementioned stages, which are interlinked to such an extent that, only if all of them are approved, will the TO be deemed approved.

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Finally, the Offer contemplates certain grounds for termination indicated in the Prospectus. If any such grounds occur during the effective term of the Offer, they will entitle the Offeror to terminate and revoke the Offer. The grounds for cancellation are as follows:

(a)	That acceptances of the Offer shall not have been received for a number of shares that allows the Offeror to reach, after the Offer ends, and adding the shares held by it as of this date, ownership of more than 75% of the shares on Enel Generación, said acceptances to include the commitment by the shareholders of Enel Generación to destine a 40% of the cash Price they receive toward subscribing for newly-issued shares of the Offeror;

(b)	That, at the end of the preemptive subscription period applicable to the Capital Increase, there is no minimum number of new shares in Enel Chile available to be delivered in whole or in part to the shareholders of Enel Generación who sell their shares in the Offer in accordance with the terms and conditions of the same;

(c)	That, as a result of (i) the acceptances received for the Offer and consequently the number of new shares in Enel Chile to be subscribed for by the shareholders who decide to sell their shares in the Offer, and (ii) the Merger, Enel S.p.A. loses at any given time its position as controlling shareholder of Enel Chile, maintaining at any time an interest of less than 50.1% of the voting shares in the Offeror;

(d)	That there exist any judgment or resolution intended to, or any suit, action or proceeding, judicial or administrative, pending and reasonably expected to result in (i) prohibiting or materially preventing the Merger; or (ii) imposing material limitations on the Offeror to exercise property rights on the assets of Enel Green Power allocated to the Offeror as a result of the Merger; (iii) imposing limitations on the Offeror to continue developing or operating any of the projects owned by Enel Green Power; and generally any other action of any court, superintendence, service or another competent authority resulting in any of the consequences indicated in (i) to (iii) above;

(e)	That there exist any judgment or resolution intended to, or any suit, action or proceeding, judicial or administrative, pending and reasonably expected to result in (i) prohibiting or materially preventing consummation of the Offer; (ii) imposing material limitations upon the Offeror to acquire any or all of the shares in Enel Generación, including any material restriction as to the Amendment to the Bylaws; or (iii) imposing material limitations on the possibility that the Offeror be able to actually exercise all the ownership rights for the shares of Enel Generación, including the right to vote those shares, and generally any action by court, superintendence, service or other competent authority resulting from any of the consequences indicated in (i) to (iii) above; and

(f)	That a material adverse change shall have occurred in Enel Generación. To this end, a material adverse change shall be deemed to include any event, fact or circumstance resulting in or causing a material adverse impact on the business, properties, assets obligations, results or operations of Enel Generación, which materiality and exclusions will be determined objectively.

II.	Representation on my capacity as independent director of Enel Generación and relationship with the Offeror, who is the controlling shareholder of the Company.

1.	I represent being an independent director of Enel Generación, appointed at the Annual Shareholders’ Meeting held on April 27, 2017.

2.	I represent being a member of the Directors’ Committee of the Company.

3.	I represent that I do not own, directly or indirectly, any share in the Company or in its controlling shareholder, Enel Chile.

4.	I represent not having any particular interest in the Offer other than my interest as an independent director of Enel Generación.

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IV.	Corporate interest of Enel Generación and market conditions.

III.	Opinion on the Offer.

As mentioned, the Offer is set within the framework of the Restructuring process, the implications and effects of which, and the valuation of which, are different of those of a regular tender offer for shares, which must be adequately assessed by each shareholder.

In my opinion, the TO may benefit the shareholders of the Company who agree to sell their shares therein, in ways that include, and have been mainly expressed in my personal opinion dated November 3, 2017, but are not limited to, the following:

a)	The shareholders to agree to accept the TO will have the opportunity to capture the entire value of their current equity position and, potentially, a premium. Those shareholders who agree to accept the TO will substantially align their interests with those of the controlling shareholder.

b)	Also, the shareholders of Enel Generación who take part in the TO will receive benefits such as diversification on joining a company that combines electric generation and distribution, growth, alignment of interests with the controlling shareholder and holding discount.

c)	Along these same lines, the fact that the shareholders of Enel Generación who participate in the TO must allocate a portion of the money that Enel Chile will pay for the acquisition of their shares in Enel Generación, toward the subscription and payment of newly-issued shares in Enel Chile, will allow them to share in part of the value generated by the Restructuring and, at the same time, obtain a percentage premium over the current market value of Enel Generación.

d)	Finally, I believe it is worth noting that the shareholders of Enel Generación who remain in Enel Generación could be potentially affected by impaired liquidity of the Company stock and potential forfeiture of the tax benefits if the Company loses market presence. Also, the controlling shareholder of Enel Generación, Enel Chile, will obtain additional corporate governance benefits (i.e; quorums of more than 2/3).

As to the economic terms of the Offer, the Price of Ch$590 is within the ranges indicated by the independent appraisers designated by the Board of Directors and Directors’ Committee, who on November 3, 2017, issued two individual reports related to the Restructuring and its economic terms. Therefore, I am of the opinion that the Price and other economic conditions of the Offer are fair, and that they are consistent with those prevailing in the market.

Additionally, the price contemplated in the offer, of Ch$590 per share, represents a premium of 6.3% over the closing market price of the shares of the Company as of yesterday, and a premium of 15.1% over the closing price of the shares as of August 25, 2017, the day on which the Elqui Project was publicly announced.

Finally, in order to analyze the risk of payment of the TO, the shareholders who decide to participate in it, may take into account that the Offeror is a public company and the current controlling shareholder of the Company, and that the Price will be paid in a 60% in cash and in a 40% in shares of one of the most liquid securities in the market.

IV.	Conclusion.

Considering the information mentioned in this Personal Opinion, I feel that the Offer constitutes a good opportunity for the shareholders of Enel Generación to sell their shares and obtain benefits both in the present and in the future.

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Notwithstanding the above, it is worth stressing that the opinions contained herein were issued in my capacity as independent director of Enel Generación and are absolutely consistent with my personal opinion regarding the Restructuring, issued on November 3, 2017, in accordance with the provisions of article 207(c) of the Securities Market Law and other applicable regulations, and that it is the responsibility of each shareholder to evaluate and if deemed expedient, seek adequate advice on the legal, economic, financial, taxation or other aspects connected to their participation in the Offer, as well as studying the various implications of their potential sale of their shares in the same, in order to adopt, with the information thus made available, the decision deemed best suited to their own interests. Consequently, the contents of my Personal Opinion shall in no way be deemed directly or indirectly as an invitation, suggestion, proposal or recommendation to sell or not to sell the shares in Enel Generación, whether in connection with the Offer or otherwise.

When analyzing whether to accept or not to accept to sell their shares in the TO, each shareholder is advised to take into consideration this personal opinion, as well as other personal opinions of the directors of the Company, as well as any other relevant information that could have a bearing on the decision to sell or not to sell their shares in the Offer, which is sufficiently described in the public documentation made available to the market and the shareholders of the Company in connection with the Restructuring and the Offer, and we therefore suggest conducting an exhaustive analysis before making any decision.

Sincerely,

/s/ Jorge Atton Palma

Jorge Atton Palma

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February 21, 2018

To the Shareholders of

Enel Generación Chile S.A.

Ref: Director’s Opinion on the Tender Offer for Shares in Enel Generación Chile S.A.

Dear Shareholders,

In my capacity as director of Enel Generación Chile S.A. (“Enel Generación” or the “Company”), I hereby comply with the obligation set out in article 207(c) of Law 18045 on the Securities Market to issue an individual report with an objective opinion as to whether it is advisable for the shareholders of Enel Generación to accept the Tender Offer (the “TO” or “Offer”) for shares issued by the Company, announced by Enel Chile S.A. (“Enel Chile” or the “Offeror”), as evidenced in the commencement notice for the Offer published by the Offeror (the “Notice”).

The Offer published in the Notice is intended to consummate the acquisition of up to 100% of the shares of same-series non-par-value common stock, fully subscribed for and paid up in Enel Generación and held by minority shareholders.

Moreover, this past February 16th, Enel Chile published the TO prospectus, which contains the terms and conditions of the Offer (the “Prospectus”).

I.	Background on the TO

As advised to the shareholders of the Company, Enel Chile is conducting a corporate restructuring process known as “Elqui”, which process contemplates this TO (the “Restructuring”). The Restructuring was disclosed to the market through two material event notices dated August 28 and October 26, 2017.

II.	Purpose of TO

Enel Chile intends to acquire up to 100% of the shares and American Depositary Shares issued by the Company and not held by Enel Chile.

The proposed price is Ch$590 per share (the “Price”), as indicated in the Offer Prospectus.

III.	Payment of Price

As indicated in the Prospectus, the Price will be paid as follows:

-	In cash, to the shareholders of the Company who agree to sell their shares in the TO.

-	40% of the cash Price received by the shareholders must be destined to subscribing for newly-issued shares in Enel Chile, and therefore Enel Chile with directly apply said percentage toward the payment of the subscription price of newly-issued shares.

-	To issue new shares in Enel Chile, as described above, the shareholders of that company approved a capital increase on December 20, 2017 (the “Increase”). Once the period for the preemptive subscription of the shares issued by Enel Chile ends, the remaining shares will be delivered to the shareholders of the Company who agree to sell their shares in the TO.

-	The remaining 60% will be paid in cash to the shareholders of the Company on the payment date of the TO.

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IV.	Conditions for the success of the TO – Grounds for cancellation

For the TO to be declared successful, certain conditions must be met, which have been established as grounds for cancellation in the Prospectus. If any of these grounds are incurred in, which grounds may be waived by Enel Chile, the Offeror may declare the Offer cancelled. These grounds include the following:

(a)	That acceptances of the TO shall not have been received for at least the number of shares that allows the Offeror to reach, after the TO ends, 75% of the shares on Enel Generación, said acceptances to include the commitment by the shareholders of Enel Generación to destine 40% of the cash Price they receive toward subscribing for newly-issued shares of Enel Chile.

(b)	That, at the end of the preemptive subscription period applicable to the Capital Increase, there is not the minimum number of new shares in Enel Chile available to be delivered in whole or in part to the shareholders of Enel Generación who sell their shares in the TO in accordance with the terms and conditions of the same.

(c)	That, as a result of (i) the acceptances received for the TO and consequently the number of new shares in Enel Chile to be subscribed for by the shareholders who decide to sell their shares in the TO, and (ii) the exchange ratio for the Merger, Enel S.p.A. loses at any given time its position as controlling shareholder of Enel Chile, maintaining at any time an interest of less than 50.1% of the voting shares in Enel Chile.

V.	Relationship with the Offeror.

(a)	I hereby represent that I am a director of Enel Generación, appointed unanimously by the directors present at the meeting held on August 28, 2017, to replace director Francesco Buresti, who had resigned. This appointment was effective as form that date and through the date of the next Annual Shareholders’ Meeting, whereupon the board of directors will have to be renewed in its entirety.

(b)	I also represent that, as mentioned by me at the board meeting of the Company held on August 28, 2017, I have an interest in the Restructuring on the terms set out in article 147 of the LSA. I represent being an employee of Enel Trade S.p.A., a company of the Enel S.p.A. group.

(c)	I represent that I do not own any share in the Company or in its controlling shareholder, Enel Chile, directly or indirectly.

(d)	I represent not having any particular interest in the TO other than as a director of Enel Generación.

VI.	Individual opinion on the TO.

Opinion on the Offer.

As described in section I, the TO is carried out within the framework of the Restructuring, which in turn is comprised of 4 necessary steps, described below.

1.	Merger already approved, to be consummated only if the Merger is declared successful.

2.	TO.

3.	The Increase, already approved, to be consummated only if the Merger is declared successful.

4.	Amendment to the bylaws of the Company (the “Amendment”), already approved, to be consummated only if the Merger is declared successful.

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If any of the above steps is not completed entirely, the Restructuring shall be of no effect.

i.	Benefits of the TO as part of the Restructuring

•	Consolidation of complementary businesses in the energy business in a single company would offer major strategic, commercial and operational benefits. The inclusion of Enel Green Power as a vehicle for renewable energy generation would tap into an attractive potential for growth in the industry, through the largest nonconventional renewable energy generation company in Chile.

•	The combination of a portfolio that brings together traditional generation, NCRE generation and electric distribution would allow to diversify and compensate for the underlying risks of each business, and gives investors the opportunity to access combined exposure through a single vehicle.

•	The entity resulting from the merger between the leading companies in traditional and renewable generation would become the absolute leader in the market. Its size, diversified generation matrix and broad ranging expertise in the sector would allow it to obtain several business benefits in securing PPAs and bargaining power with suppliers, among other aspects.

•	Likewise, the combination of a single vehicle for the three leading companies in each segment would allow to address, from a sweeping vantage point, the new challenges facing the electric sector in the country, including energy efficiency, energy storage and intra-daily and intra-annual control, operation of a network with greater technological diversity, electric mobility in urban transit, etc.

ii.	TO price within market range

The price, Ch$590 per share, is within market range, and I believe it is fair in light of the valuations and suggestions made by independent appraisers Banchile Asesorías Financieras S.A. and Asset Chile, appointed by the Board of Directors and Directors’ Committee, respectively, within this restructuring process.

As to the payment of the price described in section III above, 40% of what the shareholders who decide to sell their shares in the Company receive will be applied toward the payment of the subscription price for new shares in Enel Chile.

These shareholders shall be delivered as many shares in Enel Chile as are yielded by an exchange rate of 40% at a ratio of 7.19512 shares of Enel Chile per share of Enel Generación; thus, each shareholder of Enel Generación will receive, for each share in Enel Generación he/she sells in this TO, 2.87807 shares in Enel Chile and Ch$354.

The price of Ch$590 per share contained in the Offer has been determined on the basis of the reports prepared by four independent appraisers, two engaged by the board of directors of Enel Generación, and is in the high end of the range of these valuations, representing a 20.7% premium over the price of Enel Generación before the transaction was announced. In turn, the price for the shares in Enel Chile to be delivered as part of the transaction, Ch$82, is in the lower end of the range determined by the independent appraisers of Enel Chile.

Moreover, the exchange ratio of 7.2 shares of Enel Chile per share of Enel Generación is 4.3% greater than the average ratio for both shares during the 12 months preceding the announcement of the transaction, which was 6.9 shares in Enel Chile per share of Enel Generación.

I am of the opinion that the benefits of the Restructuring and economic parameters indicated above must be analyzed by the shareholders of Enel Generación to determine if they want to sell their shares in the TO or not.

They must also consider all the public information disclosed to the shareholders of the Company and to the market in connection with the Restructuring and the TO and this individual opinion, as well as any other relevant information considered necessary to arrive at an informed judgment in light of the personal situation of each shareholder.

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VII.	Conclusion

The TO related to Enel Generación is without a doubt different from a regular tender offer for shares, since its ultimate goal is the Restructuring, which is why each shareholder must analyze all the points mentioned in this opinion. Moreover, it is worth noting that both the TO as well as the Restructuring have complied with the limitations established by the competent authorities and applicable regulations.

Consequently, I feel the TO is a positive opportunity for the shareholders of the Company, since they would obtain numerous benefits, both proximate as well as over the long term.

However, it must be underscored that it is the responsibility of each shareholder to conduct a scrupulous analysis of each of the variables that could lead them to determine whether they will sell or not their shares and, in particular, consider their own personal, financial, tax and legal situation.

This opinion in no way constitutes an invitation, suggestion or proposal for the sale of shares in Enel Generación, and the shareholders must bear in mind that I am required to issue this opinion pursuant to article 207(c) of the Securities Market Law.

Kind regards,

/s/ Fabrizio Barderi
Fabrizio Barderi

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Santiago, February 21, 2018

To the

Shareholders of

ENEL GENERACIÓN CHILE S.A.

Ref: Individual report on the Tender Offer for Shares in Enel Generación Chile S.A. announced by Enel Chile S.A.

Dear shareholders,

In accordance with Article 207, letter c) of Law 18045 on the Securities Market, I hereby issue the individual report (“Individual Report”) in my capacity as Director of Enel Generación Chile S.A. (“Enel Generación” or the “Company”), with my opinion on the advisability of the Tender Offer (the “TO”) for the shares issued by the Company, announced by Enel Chile S.A. (“Enel Chile” or the “Offeror”).

1.	Background and general considerations.

As provided in article 202 of the Securities Market Law and in General Rule No. 104 issued by the Securities and Insurance Superintendence (“SVS”) (since succeeded by the Financial Market Commission, “CMF”), on February 15, 2018, Enel Chile published, in the El Mercurio de Santiago and La Tercera newspapers, a commencement notice (the “Commencement Notice”) for a tender offer to acquire up to 100% of the shares of single-series, non-par-value common stock fully subscribed for and paid up issued by Enel Generación and owned by its minority shareholders. Likewise, on February 15, 2018, Enel Chile sent the SVS and the Company the prospectus that contains the terms and conditions of the TO (the “Prospectus”).

As indicated in the Prospectus, the TO is set within the framework of a corporate restructuring process of Enel Chile known as Elqui, which was disclosed to the market in material event notices issued by the Company on August 28 and October 26, both in 2017 (the “Restructuring”).

As indicated in the Prospectus, the Offeror intends to acquire up to 100% of the shares and of the American Depositary Shares (“ADS”) issued by Enel Generación and not owned by Enel Chile (the “Offer”), at a price of Ch$590 (five hundred and ninety Chilean pesos) per share (the “Price”) as indicated in the section titled “Price and Terms of Payment – Form of Payment” of the prospectus of the Offer.

The Prospectus states that the Price will be payable in cash to the shareholders of Enel Generación who agree to sell their shares under the TO. Notwithstanding the above, and as provided in Ordinary Letter No. 27562 issued by the SVS on October 13, 2017, the TO procedure contemplates that, by accepting the TO, the shareholders of Enel Generación who agree to sell their shares in the same, must likewise destine 40% of the cash Price they receive to subscribing for newly-issued shares in Enel Chile. To this end, Enel Chile shall directly apply, to the payment of the subscription price of newly-issued shares in Enel Chile, such portion as is equivalent to 40% of the Price. The remaining 60% of the Price shall be paid in cash to the shareholders of Enel Generación on the payment date of the TO, as indicated in in the section titled “Price and Terms of Payment – Form of Payment” of the Prospectus. For the purposes of this paragraph, the shareholders of Enel Chile approved, on December 20, 2017, a capital increase in said company (the “Capital Increase”), in order that, once the preemptive subscription period for those shares to which the shareholders of Enel Chile are entitled, the shares that are available to be used by Enel Chile to be delivered to the shareholders of Enel Generación who agree to sell their shares under the TO. In turn, the Prospectus notes that the shares under the Capital Increase were registered in the Securities Registry of the CMF on February 7, 2018, thus the preemptive subscription period for the shareholders of Enel Chile began on February 15, 2018, which will expire on March 16, 2018.

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The Prospectus states that the Offer is contingent on certain grounds for termination indicated therein. If any such grounds occur during the effective term of the Offer, they will entitle the Offeror to terminate and revoke the Offer upon its expiration or extension:

(a)	That acceptances of the Offer shall not have been received for at least 1,231,827,142 shares, allowing the Offeror to reach, after the Offer ends, and adding the shares held by it as of this date, plus 75% of the shares on Enel Generación, said acceptances to include the commitment by the shareholders of Enel Generación to destine part of the cash Price they receive toward subscribing for newly-issued shares of the Offeror;

(b)	That, at the end of the preemptive subscription period applicable to the Capital Increase, there is no minimum number of new shares in Enel Chile available to be delivered in whole or in part to the shareholders of Enel Generación who sell their shares in the TO in accordance with the terms and conditions of the same;

(c)	That, as a result of (i) the acceptances received for the TO and consequently the number of new shares in Enel Chile to be subscribed for by the shareholders who decide to sell their shares in the TO, and (ii) the exchange ratio for the Merger, Enel S.p.A. loses at any given time its position as controlling shareholder of Enel Chile, maintaining at any time an interest of less than 50.1% of the voting shares in the Offeror;

(d)	That there exist any judgment or resolution intended to, or any suit, action or proceeding, judicial or administrative, pending and reasonably expected to result in (i) prohibiting or materially preventing the Merger; or (ii) imposing material limitations on Enel Chile to exercise property rights on the assets of Enel Green Power allocated to Enel Chile as a result of the Merger; (iii) imposing limitations on Enel Chile to continue developing or operating any of the projects owned by Enel Green Power; and generally any other action of any court, superintendence, service or another competent authority resulting in any of the consequences indicated in (i) to (iii) above;

(e)	That there exist any judgment or resolution intended to, or any suit, action or proceeding, judicial or administrative, pending and reasonably expected to result in (i) prohibiting or materially preventing consummation of the Offer; (ii) imposing material limitations upon the Offeror to acquire any or all of the shares in Enel Generación, including any material restriction as to the Amendment to the Bylaws; or (iii) imposing material limitations on the possibility that the Offeror be able to actually exercise all the ownership rights for the shares of Enel Generación, including the right to vote those shares, and generally any action by court, superintendence, service or other competent authority resulting from any of the consequences indicated in (i) to (iii) above; and

(f)	That a material adverse change shall have occurred in Enel Generación. To this end, a material adverse change shall be deemed to include any event, fact or circumstance resulting in or causing a material adverse impact on the business, properties, assets obligations, results or operations of Enel Generación, in a sum equal to or greater than 7% of the capitalization of Enel Generación on the market business day preceding said material adverse change.

2.	Relationship with the Offeror (controlling shareholder of Enel Generación), and potential interest in the Restructuring,

(a)	I represent being a director of Enel Generación, appointed at the Annual Shareholders’ Meeting held on April 27, 2017.

(b)	I represent not having any particular interest in the Offer other than my interest as a director of Enel Generación.

(c)	I represent not owning, directly or indirectly, any share in the Company or in its controlling shareholder Enel Chile, who also, in the context of the Offer, as mentioned before, is the offeror.

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3.	Opinion on the Offer.

a.	Framework and benefits.

As indicated before, the Offer is set within the context of the Restructuring. The Restructuring is a corporate restructuring of the Enel group that contemplates the following stages: (a) the Merger, which is contingent, among other things, on Enel Chile having declared the TO successful; (ii) the TO; (iii) the Capital Increase, which is also contingent on the TO being declared successful; and (iv) an amendment to the bylaws of Enel Generación, which was approved by the shareholders of Enel Generación at a Special Shareholders’ Meeting held on December 20, 2017, whereby it was agreed that the Company would no longer be subject to the provisions contained in Title XII of Decree Law 3500 of 1980, eliminating all applicable limitations and restrictions, including but not limited to the inability of any one person to concentrate more than 65% of voting capital in Enel Generación (the “Bylaws Amendment”), the effectiveness of which is also contingent on the TO being declared successful. The Restructuring comprises all the aforementioned stages, which are interlinked to such an extent that, only if all of them are approved, will the TO be deemed approved.

Following are some of the benefits of the TO for the shareholders who agree to accept it:

1.	It will allow to align their interests with those of the controlling shareholder.

2.	Diversification on their investment, by joining a company that combines electric generation and distribution, growth, and holding discount.

3.	The shareholders who accept the TO would benefit by participating in a company that will be in a position to tapping into significant growth opportunities in the medium and long terms offered by Nonconventional Renewable Energies (“NCRE”), maintaining the reliability and stability implied by base thermal and hydro capacity. In the most recent regulated and non-regulated bids, NCRE technologies have proven to be more competitive than conventional technologies, given their low incremental cost of production, decreasing investment costs, rapid deployment and favorable positioning in the eyes of the local communities. However, in recent times, regulations have laid emphasis on the need for stability in the system, reliable supply and storage capacity to strike a balance between power and capacity, areas in which conventional energies still have the advantage over NCRE. The combination of complementary technologies results in a company that is stronger operationally and commercially.

4.	I also believe that the combination of complementary businesses in the energy industry in a single company would offer significant strategic, commercial and operational benefits, which could be taken advantage of by the shareholders to accept the TO, namely:

-	The inclusion of Enel Green Power as a generation vehicle for NCRE allows it to tap an attractive potential for growth in the industry, through the largest NCRE generation company in Chile. Between 2012 and 2016, out of almost 6 GW of new installed capacity in Chile, 47% originated with new wind farms and solar power facilities, outpacing 35% of power stations based on traditional thermal generation technologies. Enel Green Power has a mature portfolio of greenfield projects that would allow the new Enel Chile to continue growing in this segment and maintain its leading position in the generation industry generally.

-	Greater integration among the group of companies would allow for the unification of various operation and reduce duplication of efforts and inefficiencies of various types, tapping potential synergies in the medium term.

5.

Finally, I believe that the Restructuring is not neutral for the shareholders of Enel Generación who do not take part in the TO and remain in Enel Generación, since they could experience a negative effect in the price of their shares, mainly due to: impaired liquidity of the Enel Generación stock after the TO, due to the fact that if the TO is successful, a very low number of shares will remain in the stock exchange; the controlling

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shareholder of Enel Generación will obtain additional corporate governance benefits (i.e. quorums of more than 2/3); and potential forfeiture of the tax benefits if Enel Generación loses market presence.

b.	Price and conditions of the offer.

The Price of the Offer, i.e. $590 per share, I feel that it is within market ranges. The Price is within the ranges indicated by the independent appraisers designated by the Board of Directors and the Directors’ Committee of the Company, Banchile Asesorías Financieras S.A. and Asset Chile, respectively.

As to the terms of payment, and as mentioned before, 40% of the Price shall be applied toward the payment of the subscription price for the new shares in Enel Chile, and the shareholders who decide to sell their shares in the TO will be delivered as many shares in Enel Chile as are yielded by applying an exchange ratio for that 40% to the ratio of 7.19512 shares of the Offeror per share in Enel Generación. Therefore, in light of the above, each shareholder of Enel Generación will receive, for each share in Enel Generación that it sells in the TO, 2.87087 shares in Enel Chile and Ch$354.

The analysis of the Offer should also consider the following economic parameters:

a.	Since the TO includes a 100% of the shares of Enel Generación, there are no allocation mechanisms contemplated, and each shareholder may sell all of his shares, or, at his best interests, a part of his shares.

b.	As of yesterday, February 20, 2018, the market price of each Enel Generación share was Ch$554.94. Therefore, considering the Price of the TO of Ch$590 per share, it represents a premium of 6.3% over the market price.

c.	Considering that a 60% of the price of the TO will be paid in cash and the remaining 40% in shares of Enel Chile (2.88 shares of Enel Chile per share of Enel Generación), the implicit price resulting from market prices is Ch$563.03 (based on the closing market price on the Santiago Stock Exchange as of yesterday). This means that the implicit price of the TO represents a premium of 15.5% over the market price of Enel Generación before the announcement of the Reorganization.

As I see it, the economic elements described above, along with the benefits expected from the Restructuring for the entity that results from the Merger and its shareholders, who will welcome as new shareholders the shareholders of Enel Generación who decide to sell their shares in the TO, constitute the main considerations that the shareholders of Enel Generación should bear in mind when making their decision to accept or not accept the TO.

Notwithstanding the foregoing, the other relevant information that could bear on the decision to sell or not to sell their shares in the Offer is sufficiently described in all the public documentation that has been made available to the market and to the shareholders of the Company in connection with the Restructuring and Offer, and I therefore suggest analyzing it in detail before making any decision.

I also recommend that each shareholder analyze the elements mentioned in this Individual Report as well as an others he or she feels expedient for building an objective investment opinion, in light of their personal situation, especially of a financial, legal, and tax nature, which will obviously be different in each individual case.

4.	Conclusion.

Mindful of the information provided in this Individual Report, and considering:

•	That the Offer is set within the framework of a complex Restructuring process, the implications and effects of which and the valuation of which will be different from those of a regular tender offer to purchase shares, and must be appraised adequately by each shareholder; and

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•	That the entire Restructuring process, including the TO, has been conducted in strict adherence to applicable laws and guidelines issued by the competent regulators;

in the opinion of the undersigned, the Offer constitutes a good opportunity for the shareholders of Enel Generación to sell their shares and obtain present and future benefits.

The shareholders to whom this Individual Report is addressed stand advised that I am issuing the opinions contained herein in my capacity as director of Enel Generación and in accordance with the provisions of article 207(c) of the Securities Market Law and other applicable rules and regulations.

Consequently, the contents of my Individual Report may in no way be deemed directly or indirectly as an invitation, suggestion, proposal or recommendation to sell or not to sell the shares in Enel Generación, whether in connection with the Offer or otherwise

Each shareholder is responsible for evaluating and, if he or she deems to expedient, seek adequate advice as to the legal, economic, financial, tax or other fields in relation to his or her participation in the Offer, as well as for studying the various consequences that the sale of his or her shares in the Offer could have, in order to make, on the basis of available information, the decision he/she deems best suited to his/her own interests.

Kind regards,

/s/ Enrique Cibié Bluth
Enrique Cibié Bluth

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February 21, 2018

To:

Shareholders of Enel Generación Chile S.A.

Ref: Individual report on the Tender Offer for Shares in Enel Generación Chile S.A. announced by Enel Chile S.A.

Gentlemen,

In my capacity as Director of Enel Generación Chile S.A. (“Enel Generación” or the “Company”), I hereby issue the individual report required under article 207(c) of Law 18045 on the Securities Market. Following is my opinion on the advisability of the Tender Offer (the “TO”) for shares issued by the Company and announced by Enel Chile S.A. (“Enel Chile” or the “Offeror”).

Background

Enel Chile has announced the commencement of a tender offer to acquire 100% of the shares of single-series non-par-value common stock, fully subscribed for and paid up, issued by Enel Generación and held by the minority shareholders of the latter.

The prospectus of the TO has also been sent to the SVS and the Company. This document sets out the terms and conditions of the TO (the “Prospectus”).

Elqui Project

The TO is set within the framework of the corporate restructuring process at Enel Chile known as Elqui (the “Restructuring”). This process was disclosed to the market in two material event notices, dated August 28 and October 26, 2017.

Price and Form of Payment

As mentioned by the Offeror, it intends to acquire up to 100% of the shares and American Depositary Shares (“ADS”) issued by Enel Generación and not held by Enel Chile (the “Offer”), at a price of Ch$590 per share (the “Price”) as indicated in the section titled “Price and Terms of Payment – Form of Payment” of the Prospectus.

The Price mentioned above will be paid to the shareholders of Enel Generación who agree to sell the shares they own under the TO. By accepting to sell, the shareholders will have to destine 40% of the cash Price they receive from the sale of their shares toward subscribing for newly-issued shares of Enel Chile. This percentage will be applied directly to the payment of the subscription price of newly-issued shares in Enel Chile, and the remaining 60% will be paid in cash on the payment date set out in the section titled “Price and Terms of Payment – Form of Payment” of the Prospectus.

On December 20, 2017, the shareholders of Enel Chile approved a capital increase (the “Capital Increase”) whereby new shares were issued. Once the preemptive subscription period for the shares under said Capital Increase ends, the shares that remain available will be delivered to the shareholders of Enel Generación who decide to sell their shares under the TO.

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Success of the TO

The Prospectus states that the Offer is contingent on certain grounds for termination indicated therein. If any such grounds occur during the effective term of the Offer, they will entitle the Offeror to terminate and revoke the Offer upon its expiration or extension. The grounds for termination are as follows:

i.	That acceptances of the Offer shall not have been received for at least 1,231,827,142 shares, allowing the Offeror to reach, after the Offer ends, and adding the shares held by it as of this date, ownership of more than 75% of the shares on Enel Generación, said acceptances to include the commitment by the shareholders of Enel Generación to allocate part of the cash Price they receive toward subscribing for newly-issued shares of the Offeror;

ii.	That, at the end of the preemptive subscription period applicable to the Capital Increase, there is not the minimum number of new shares in Enel Chile available to be delivered in whole or in part to the shareholders of Enel Generación who sell their shares in the TO in accordance with the terms and conditions of the same;

iii.	That, as a result of (i) the acceptances received for the TO and consequently the number of new shares in Enel Chile to be subscribed for by the shareholders who decide to sell their shares in the TO, and (ii) the exchange ratio for the absorption merger of Enel Green Power Latin America S.A. (“Enel Green Power”) into Enel Chile (the “Merger”), Enel S.p.A. loses at any given time its position as controlling shareholder of Enel Chile, maintaining at any time an interest of less than 50.1% of the voting shares in Enel Chile;

iv.	That there exist any judgment or resolution intended to, or any suit, action or proceeding, judicial or administrative, pending and reasonably expected to result in (i) prohibiting or materially preventing the Merger; or (ii) imposing material limitations on Enel Chile to exercise property rights on the assets of Enel Green Power allocated to Enel Chile as a result of the Merger; (iii) imposing limitations on Enel Chile to continue developing or operating any of the projects owned by Enel Green Power; and generally any other action of any court, superintendence, service or another competent authority resulting in any of the consequences indicated in (i) to (iii) above.

v.	That there exist any judgment or resolution intended to, or any suit, action or proceeding, judicial or administrative, pending and reasonably expected to result in (i) prohibiting or materially preventing the TO; (ii) imposing material limitations upon Enel Chile to acquire any or all of the shares in Enel Generación, including any material restriction as to the Amendment to the Bylaws of Enel Generación as indicated below); or (iii) imposing material limitations on the possibility that Enel Chile be able to actually exercise all the ownership rights for the shares of Enel Generación, including the right to vote those shares, and generally any action by court, superintendence, service or other competent authority resulting from any of the consequences indicated in (i) to (iii) above; and

vi.	That a material adverse change shall have occurred in Enel Generación. To this end, a material adverse change shall be deemed to include any event, fact or circumstance resulting in or causing a material adverse impact on the business, properties, assets obligations, results or operations of Enel Generación, whose materiality and exclusions will be determined on an objective basis.

One must take into consideration that any of the grounds for termination described above may be waived by Enel Chile.

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Relationship with the Offeror and potential interest in the Restructuring.

I represent the following

a)	I am a director of Enel Generación, and I was appointed at the Annual Shareholders’ Meeting held on April 26, 2016; and my appointment w supported by the affirmative vote of controlling shareholder Enel Chile, those votes being crucial for my election as director of the Company.

b)	I have an interest in the Restructuring, as mentioned at the board of directors’ meeting of the Company held on August 28, 2017.

c)	I do not own directly or indirectly, any share in the Company or in its controlling shareholder and Offeror in the TO, Enel Chile.

d)	Notwithstanding the above, I represent not having any interest in the Offer other than my interest as a director of Enel Generación.

Opinion on the Offer.

a.	OT and Restructuring.

As indicated above, the Offer is being implemented with a view to completing the Restructuring. This consists in a new corporate structure at the Enel group, comprised of the steps mentioned below, which are directly interrelated:

i.	Merger, contingent on the TO being declared successful;

ii.	The TO;

iii.	Capital Increase contingent on the TO being declared successful; and

iv.	Amendment to the bylaws of Enel Generación. (the “Bylaws Amendment”), approved at a Special Shareholders’ Meeting held on December 20, 2017 whereby it was agreed that the Company would no longer remain subject to Title XII of Decree Law 3500 of 1980, contingent on the TO being declared successful.

Once each of these steps is completed successfully, the Restructuring will be deemed completed in its entirety.

b.	Benefits of the TO

Following are some of the benefits the TO would bring to those shareholders who decide to accept it:

i.	Diversification for those shareholders, by joining a company that combines electric generation and distribution, growth, aligned interests and holding discount.

ii.	The combination of a payment in cash and equities of Enel Chile would potentially allow for tapping into the value generated by the transaction and, at the same time, obtain a percentage premium on the current market value of Enel Generación.

iii.	Enel Chile, with the final completion of the Restructuring, would become the undisputed leader in the market as regards the generation of traditional power, generation of nonconventional renewable energies and electric distribution. Its size, diversified generation matrix and expertise in the sector would allow it, among other things, to obtain various business advantages in the securing of PPAs and bargaining power with suppliers the shareholders who decide to sell their shares in the TO would benefit from this.

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iv.	Finally, the shareholders who do not accept the TO would remain holding shares of Enel Generación that, if the TO is successful, would considerably reduce their free float and hence share liquidity. The effects of lower liquidity in any share are principaly:

-	Low daily trading levels in the various securities exchanges since the leading institutional investors and other minority interests will have accepted the TO.

-	The value of minority interest trading would not be reflected adequately.

-	Low coverage by of Enel Generación equities by market analysts would complicate investors’ analyses.

c.	Price and conditions of the Offer.

The Offer Price is on market terms since it is within the ranges indicated by Banchile Asesorías Financieras S.A. and Asset Chile, independent appraisers designated by the Board of Directors and Directors’ Committee of the Company, respectively, within the Restructuring process analyzed by those bodies.

Also, this price (Ch$590 per share) is above the market price as of this date, implying a premium over market.

In relation to the terms of payment, as provided before, 40% of the Price will be applied to the subscription of new shares issued by Enel Chile. The shareholders who intend to sell their shares in the TO will be delivered as many shares as result from the above. To this end, the exchange ratio for this 40% would be 7.19512 shares of Enel Chile per share of Enel Generación. Therefore, each shareholder of Enel Generación shall receive, for each share of Enel Generación it sells, 2.87807 shares of Enel Chile and Ch$354.

In my opinion, and to determine whether to accept the TO or not, the shareholders of Enel Generación must consider the expected benefits of the Restructuring process and all the economic elements.

Before making any decision, I suggest analyzing all available information in public documentation disclosed to the market and to the shareholders of the Company with a view to conducting the Restructuring and Offer.

In turn, I recommend analyzing this individual report as well as any information necessary to make a sensible investment decision, in light of the personal situation and in particular the financial, legal and tax situation of each shareholder.

Conclusion

As indicated in this report, I believe that the Offer, as part of the Restructuring, is a good opportunity for those shareholders of Enel Generación who decide to sell their shares to derive benefits therefrom.

Each shareholder must bear in mind that this report is not an invitation, suggestion or recommendation to sell or not to sell shares of Enel Generación through the TO, and that each shareholder is responsible for evaluating the background information, this document and any other that would assist in building an objective opinion in this regard. To make an objective decision, one must consider all financial, tax, legal economic or other aspects related to their prospective participation in the Offer.

Finally, I would recommend seeking advice and analyze the consequences in light of the specific case of each individual shareholder, and thus make the decision deemed to be in their best interest.

Sincerely yours,

/s/ Mauro Di Carlo
Mauro Di Carlo

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February 21, 2018

To

Shareholders of

Enel Generación Chile S.A.

Ref.: Opinion on Tender Offer

Dear shareholders,

I hereby address you in my individual capacity as Director of Enel Generación Chile S.A. (the “Company” or “Enel Generación”), pursuant to the provisions of Article 207 letter c) of Law No. 18045 and in relation to the Tender Offer for Shares (the “TO”), made by Enel Chile S.A. (the “Offeror” or “Enel Chile”), for the purchase of up to 100% of the shares in Enel Generación held by the minority shareholders thereof.

As required by the aforementioned statutory provisions, I hereby issue the following report with my individual opinion on the above TO. And so I wish to state the following:

1)	Relationship with the controlling shareholder/Offeror and interest in the offer

I am presently a Director of the Company, having been appointed at the Annual Shareholders’ Meeting held on April 26, 2016. At that meeting, I received the favorable vote of the controlling shareholder of the Company, Enel Chile, whose participation and vote were crucial in securing said appointment.

I likewise represent that I do not hold any shares of the Company or the controlling shareholder Enel Chile, directly or indirectly.

This situation prompts me to represent that, as I mentioned at the board meeting of the Company held on August 28, 2017, I do have an interest in the restructuring process. Nevertheless, I represent that I do not have a personal interest in this TO, other than the interest incumbent on me as a member of the Board of Directors of the Company.

2)	Background

Enel Chile published a commencement notice concerning a tender offer for the purchase of shares on February 15, 2018, in order to acquire up to 100% of the shares of common stock, of the same series, without par value, fully subscribed for and paid up, issued by Enel Generación and owned by its minority shareholders. Likewise, on that same date, the Offeror sent to the Securities and Insurance Superintendence (now succeeded by the Financial Market Commission) and the Company the prospectus containing the terms and conditions of this TO (the “Prospectus”).

The aforementioned TO is set within the framework of the corporate restructuring plan for the Enel group known as “Elqui Project”, duly advised to the market through material event notices dated August 26 and October 26, 2017. This restructuring process contemplates, among other things, the following steps or stages, some of them already completed and some yet to be completed:

i.	Merger: The merger is the absorption of Enel Green Power Latin America S.A. by Enel Chile (the “Merger”). Since this is an absorption merger, Enel Chile will acquire all the assets and liabilities of Enel Green Power, the latter being dissolved ipso jure. Enel Chile would be its successor-in-title in relation to all its rights and obligations, and all the shareholders as well as all the capital of Enel Green Power will be incorporated into Enel Chile. One of the conditions for this Merger is the statement declaring this TO successful.

ii.	TO: The TO that is the subject matter of this report is intended to complete the acquisition by the Offeror of up to 100% of the shares and American Depositary Shares issued by the Company and

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held by its minority shareholders, at a price of Ch$590 per share. The Prospectus indicates that the payment will be in cash. At the same time, the shareholders of the Company who participate in the TO will have to destine 40% of the cash price received to acquire newly-issued shares in the Offeror. The Offeror shall apply, to the payment of the subscription price of newly-issued shares, the sum equivalent to 40% of the sum to be paid to the shareholders of the Company. The remaining 60% shall be paid in cash. The aforementioned 40% will be applied an exchange ratio of 7.19512 shares of the Offeror per share of the Company. Therefore, in light of the above, each shareholder of Enel Generación who consents to participate in this TO will receive, for each share, 2.87087 shares of Enel Chile in addition to Ch$354.

iii.	Increase to Offeror Capital: The shareholders of Enel Chile approved, on December 20, 2017, a capital increase in the sum of Ch$820,000,000,000, to be divided into 10,000,000,000 registered shares of single-series, no-par-value common stock. One of the purposes of this capital increase is to have sufficient shares to be delivered to the shareholders of the Company who consent to sell their shares under this TO, as per the payment mechanism contained in the Prospectus and summarized in ii above.

iv.	Amendment to Bylaws of the Company: The shareholders of Enel Generación approved the amendment to its bylaws on December 20, 2017, so that the Company will no longer be subject to the rules contained in Title XII of DL No. 3500 of 1980, eliminating all the applicable limitations and restrictions, and in particular, but not exclusively, the limitation that prevents any shareholder from concentrating more than 65% of the voting capital of the Company.

3)	Advisability of TO

As mentioned, the TO is set within the framework of a restructuring process of the Enel group, comprised of the steps or milestones detailed above. These steps do not refer to isolated events but a comprehensive whole, with each step depending on another, and to this end the success of the “Elqui Project” will be contingent entirely on the completion of this TO.

As to the main objective of this letter, I want to speak affirmatively with regard to the advisability of this TO for the minority shareholders who decide to accept it, for the following reasons:

•	The restructuring process of the Enel group, which, as mentioned, contemplates several transactions, is aimed at consolidating in a single corporate entity (Enel Chile S.A.) the group’s interest in the generation, distribution and nonconventional generation businesses. The TO analyzed herein is one of the essential steps to be taken to accomplish this corporate reorganization.

•	Also, this restructuring will allow for the interests of the Offeror and controlling shareholder to become aligned with those of Enel Green Power. Shareholders who decide to accept the TO will become shareholders of Enel Chile, thereby taking advantage of all the benefits this Restructuring will generate for that company.

•	Also, the shareholders of Enel Generación who participate in the TO will have benefits such as diversification by virtue of joining a company that combines electric generation and distribution, growth, alignment of interests with those of the controlling shareholder and a holding discount.

•	The price contained in the TO represents a premium over the market price, since it exceeds the market quote for the share of this Company as of this date. Moreover, if we consider the quoted price for Enel Generación prior to the restructuring announcement, the TO considers a premium of more than 20%, which is far above the premiums offered (versus the price prior to the announcement) by controlling shareholders to the minority interests over the past two years in recent cases: CCU for VSPT 11.4%; GEN for AGUNSA 6.1%; GEN for CMC -2.3%; GEN Portuaria Cabo Froward 13.3%.

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•	Also, if we consider the reports delivered by the independent appraisers engaged by the board of directors and directors’ committee of Enel Generación as well as by the Offeror, they conclude that the value of the share is within a range of Ch$531 to Ch$593. Therefore, the price offered is toward the upper part of this range.

•	Finally, consummation of this TO would also entail an increase to Enel Chile’s free float through the inclusion of Enel Generación’s shareholders who decide to sell their shares, which would lead to better weighting in the leading stock indexes (e.g., IPSA, MSCI), thereby injecting additional liquidity to the shares, among other direct benefits.

4)	Conclusion.

In light of the information and reasons discussed above, and considering the close relationship between the steps or milestones of the restructuring, and since its success depends materially on the approval and completion of each of the stages described above, I have a favorable opinion about this TO because it will bring benefits to the shareholders of the Company as part of the “Elqui Project”. Thus, all of the steps or milestones are relevant for the attainment of these benefits for the shareholders, and thus it is my understanding that approval of this TO contributes to the corporate interest.

Finally, I expressly note that this statement contains my personal opinion in relation to the TO. It must in no way be considered as a recommendation, suggestion or professional advice. Each shareholder should obtain adequate advice, analyze the important points of the operation and, ultimately, join or refuse to join the TO.

Without anything further to add, I remain, yours very truly,

/s/ Francesco Giorgianni

Francesco Giorgianni

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February 21, 2018

To the Shareholders of

Enel Generación Chile S.A.

Ref:	Opinion on advisability of the Tender Offer for Shares in Enel

Generación Chile S.A. by Enel Chile S.A.

Dear shareholders of Enel Generación Chile S.A.:

In my capacity as director of Enel Generación S.A. (the “Company” or “Enel Generación”), and in order to fulfill my obligation under article 207(c) of Law No. 18045 on the Securities Market, I hereby issue the following report with an objective opinion on the advisability of the Tender Offer (“TO” or “Offer”) made by Enel Chile S.A. (the “Offeror” or “Enel Chile”) for the purpose of acquiring 100% of the shares in this Company, as indicated in the commencement notice of the TO:

1.	General.

-	Prospectus. Enel Chile published the commencement notice for a tender offer to acquire up to 100% of the shares of common stock, of a single series, without par value, fully subscribed for and paid up, issued by Enel Generación and owned by the minority shareholders of the same. It also disclosed the prospectus with the terms and conditions of the TO (the “Prospectus”).

-	Restructuring. As indicated in the Prospectus, the TO was launched within the context of the corporate restructuring process known as Elqui (the “Restructuring”). The Restructuring contemplates the following stages: (a) the merger of Enel Green Power Latin America S.A. (“Enel Green Power”) into Enel Chile (the “Merger”), which is contingent, among other things, on Enel Chile having declared the TO successful; (ii) the TO; (iii) the capital increase in Enel Chile, which is also contingent on the TO being declared successful; and (iv) an amendment to the bylaws of Enel Generación, which was approved by the shareholders of Enel Generación at a Special Shareholders’ Meeting held on December 20, 2017, whereby it was agreed that the Company would no longer be subject to the provisions contained in Title XII of Decree Law 3500 of 1980, eliminating all applicable limitations and restrictions, including but not limited to the inability of any one person to concentrate more than 65% of voting capital in Enel Generación (the “Bylaws Amendment”), the effectiveness of which is also contingent on the TO being declared successful. The Restructuring comprises all the aforementioned stages, which are interlinked to such an extent that, only if all of them are approved, will the TO be deemed approved.

-	Price. As indicated in the Prospectus, the price to be paid under the Offer is Ch$590 per share in Enel Generación, payable in pesos, legal Chilean tender (“Price”), as indicated in the Section titled “Terms of Payment – Form of Payment” of the Prospectus.

-	Form of payment. The Prospectus provides that the shareholders of Enel Generación who accept to sell their shares under the Offer must destine a portion of the cash Price they receive toward subscribing newly-issued shares in the Offeror. To this end, the Offeror will apply 40% of the Price directly to the payment of the subscription price for the newly-issued shares in Enel Chile, delivering, for said 40% of the Price, 2.87807 shares in Enel Chile per share of Enel Generación each shareholder sells within the context of the Offer, to be subscribed for and paid up on the payment date of the Offer. The other portion of the Price, which totals Ch$354 per share, shall be paid in cash to the shareholders of Enel Generación, on the payment date of the Offer.

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-	Capital increase. The newly-issued shares of the Offeror to be subscribed for by the shareholders of Enel Generación were issued as per a capital increase resolution adopted at a special shareholders’ meeting of the Offeror.

(a)	Expiration. The Offer is subject to certain objective grounds for expiration, which, if they take place, entitle the Offeror to deem the Offer expired, including but not limited to: (a) failure to receive any acceptances of the TO for a number of shares such as allows Enel Chile to attain, upon completion of the TO, more than 75% of the shares in Enel Generación, said acceptances including a commitment by the shareholders of Enel Generación to destine 40% of the cash Price they receive toward subscribing for newly-issued shares in Enel Chile; (b) that at the end of the preemptive subscription period applicable to the capital increase in Enel Chile, there should not be available a new minimum number of shares in Enel Chile to be destined in whole or in part to be delivered to the shareholders of Enel Generación who sell their shares under the TO in accordance with the terms and conditions thereof; and (c) that, as a result of (i) the acceptances received for the TO and, consequently, the number of new shares in Enel Chile to be subscribed for by the shareholders who decide to sell their shares under the TO, and (ii) the exchange ratio of the Merger; Enel S.p.A. (controlling shareholder of the Offeror) should at no time lose its capacity as controlling shareholder of Enel Chile, maintaining at all times an ownership interest of more than 50.1% of the voting shares in Enel Chile.

2.	Opinion on the Offer.

I believe that the following are some of the benefits that could be obtained by the shareholders of the Company who decide to accept the TO:

-	The combination of companies engaging in conventional and renewable generation would be able to harness significant growth opportunities in the medium and long terms offered by nonconventional renewable energy sources, and at the same time maintain the reliability and stability offered by the basic thermal and hydro capacities. This combination of complementary technologies will result in a stronger company both operationally as well as commercially.

-	On the other hand, the fact that the shareholders of Enel Generación who participate in the TO will have to destine a portion of the money that Enel Chile will pay for the purchase of its shares in Enel Generación, toward the subscription and payment of newly-issued shares in Enel Chile, will allow shareholdersto tap part of the value generated by the transaction and at the same time obtain a percentage premium over the current market value of Enel Generación, considering the value of the shares of the Company as of this date.

-	Moreover, the Price per share being offered represents a 20.7% premium over the price of Enel Generación before the Restructuring was announced. In turn, the price for the shares in Enel Chile to be delivered as part of the transaction is in the lower range determined by the independent appraisers of Enel Chile.

In their analysis, the shareholders of Enel Generación must take into account, to make their decision to accept the TO or not, mostly the economic elements and benefits expected from the Restructuring. Moreover, the shareholders will have to analyze any other relevant information that could bear on the decision to sell or not to sell their shares under the Offer, which is sufficiently described in all the public documentation make available to the market and the shareholders of the Company in connection with the Restructuring and the Offer.

As to the Price of the Offer, i.e. Ch$590 per share, I feel that it is within market ranges. The Price is within the ranges indicated by the independent appraisers designated by the Board of Directors and the Directors’ Committee of the Company, as a result of the analysis of the Restructuring as an operation between related parties. Finally, each shareholder should analyze the elements mentioned above in the individual opinion of each

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of the Directors of the Company, as well as any others deemed necessary in order to obtain a rational opinion on the investment, in light of their personal situation, especially financial, legal and tax-related, which differs from case to case.

3.	Relationship with the Offeror and its controlling shareholder.

-	I represent being a director of Enel Generación, designated by the Annual Shareholders’ Meeting held on April 27, 2016 and that my appointment had the favorable vote cast by shareholder Enel Chile, said votes being decisive for my getting elected as director of the Company.

-	I represent not holding, directly or indirectly, any share in the Company or in its controlling shareholder Enel Chile.

-	I represent being an employee of Enel Green Power SpA and owning shares of Enel SpA.

-	Notwithstanding the above, and specifically in reference to the Offer, I have no special interest in the Offer other than my interest as director in Enel Generación.

4.	Conclusions.

After reviewing all these aspects and analyzing the terms and conditions of the Offer as contained in the Prospectus and in the Commencement Notice, and together with the research conducted by the independent appraisers designated by the Board of Directors and Directors’ Committee of the Company, in my capacity as director of Enel Generación, it is my opinion that the Offer is advisable for the shareholders of the company for the following reasons:

i.	The price offered per share of Enel Generación totals Ch$590.00, represents a premium over their market price prior to the TO. It is also worth noting that the shareholders who accept to sell their shares in the Offer will subscribe for newly-issued shares of the Offeror using part of the cash Price they receive, and thus 60% of the Price (Ch$354) per share will be paid in cash to the shareholders of the Company as of the payment date of the Offer.

ii.	Those shareholders who wish to sell their shares in the TO may participate in a company that will be the leader in the energy market.

In view of the above, I am of the opinion that, for the minority shareholders of Enel Generación who wish to sell their shares under this TO, this is an opportunity to do so at an attractive price that will be very beneficial for them.

I wish to set on record that the above is my personal opinion of the TO, that I issue the opinions contained herein in my capacity as director of Enel Generación, in accordance with the provisions of article 207(c) of the Securities Market Law and other applicable regulations. Consequently, the contents of my opinion may in no way be considered directly or indirectly as an invitation, suggestion, proposal or recommendation to sell or not to sell the shares in Enel Generación in connection with the TO or otherwise. It is the responsibility of each shareholder to evaluate and, if he feels it is warranted, obtain adequate advice on the legal, economic, financial, taxation or other aspects related to his/her participation in the Offer, as well as study the various consequences that, in each particular case, the sale of his/her shares therein will imply, in order to make – on the basis of available information – the decision he/she deems best for his/her own interests.

Kind regards,

/s/ Umberto Magrini

Umberto Magrini

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February 21, 2018

To:

Shareholders of

ENEL GENERACIÓN CHILE S.A.

Ref.: Tender Offer for Shares issued by Enel Generación Chile S.A., by Enel Chile S.A. – Individual Director’s Opinion.

Dear shareholders:

I hereby issue my individual opinion in my capacity as Director of Enel Generación Chile S.A. (the “Company” or “Enel Generación”), in relation to the Tender Offer for Shares (the “TO” or the “Offer”), made by Enel Chile S.A. (the “Offeror” or “Enel Chile”), for the purchase of up to 100% of the shares in Enel Generación held by the minority shareholders thereof.

As a member of the Board of Directors of the Company and in accordance with the provisions of Article 207 letter c) of Law No. 18045, I hereby issue the following report with my opinion on the Offer:

A.	Relationship with the controlling shareholder of the Company. Representation of interest.

I represent being presently a Director of the Company, having taken such office by way of my appointment made at the Annual Shareholders’ Meeting held on April 27, 2016. To be appointed to such position, I received the favorable vote of the controlling shareholder of the Company, Enel Chile, which was crucial in securing said appointment.

I likewise represent not holding any share of the Company or the Offeror, directly or indirectly.

Notwithstanding the foregoing, I represent that, as mentioned by me at the board meeting of the Company held on August 28, 2017, I do have an interest in the corporate restructuring process of the Enel group, as indicated in Article 147 of Law 18046, since I was elected as Director due to the favorable vote of the controlling shareholder of the Company, who in this Offer is acting in as offeror capacity.

Nevertheless, I represent not having a personal interest in this TO, other than the interest incumbent on me as a member of the Board of Directors of the Company.

B.	Analysis of the TO. Restructuring of the Enel group.

The Offeror, pursuant to the provisions of Title XXV of Law 18046 and the specifics of General Rule No. 104 issued by the Securities and Insurance Superintendence (“SVS”) (now succeeded by the Financial Market Commission or “CMF”), published a commencement notice in two nationwide newspapers. This notice made reference to a tender offer for up to 100% of the shares of common stock, without par value, fully subscribed for and paid up, issued by the Company and held by its minority shareholders. The prospectus, which contains the conditions of this TO, was delivered on February 15, 2018, both to the SVS as well as to the Company and its shareholders (the “Prospectus”).

This TO was launched within the context of the restructuring process undertaken by the Enel group, commenced by the Offeror, duly advised to the market through material events notices issued by the company on August 28 and October 26, 2017. The goal of this transaction is to concentrate, in a single entity, Enel Chile, the following companies: Enel Green Power Latin America S.A. (“Enel Green Power”), and the Company.

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The restructuring process comprises several steps. First, a merger between the Offeror (surviving company) and Enel Green Power (to be merged out of existence). This would allow the Offeror to incorporate the nonconventional renewable energy generation assets held by Enel Green Power in Chile (the above transaction, the “Merger”).

One of the conditions for the Merger to be consumated is the statement that this TO has been successful. The Offeror seeks to use this TO to acquire up to 100% of the shares and American Depositary Shares (“ADS”) issued by the Company and held by its minority shareholders, at a price of Ch$590 per share. At the same time, as part of the terms and conditions of this TO, it states that its success will depend on all the shareholders who accept to sell their shares in the Offer destining 40% of the cash price received to acquire newly-issued shares in the Offeror. The Offeror shall apply, directly to the payment of the subscription price of newly-issued shares, the sum equivalent to 40% of the sum to be paid for the purchase of the shares in the Company within the context of this TO. The remaining 60% shall be paid in cash to the minority shareholders of the Company who consent to sell their shares.

Consequently, the shareholders of the Offeror approved a capital increase in order to issue new shares to be offered to the shareholders of the Company who consent to the Offer as indicated in the preceding paragraph, once the preemptive subscription period for shareholders in Enel Chile expires.

Thereafter, and as the last step in this restructuring, we have the amendment to the bylaws of the Company in order that it is no longer be subject to the rules contained in Title XII of Decree Law No. 3500 of 1980, specifically with regard to the limitation to equity ownership concentration, and thus the 65% limitation to the concentration of voting capital would no longer apply to it.

As to the benefits of this corporate restructuring in the framework of which this TO is being launched, I note the following:

i.	The inclusion of Enel Generación as a generation vehicle for Nonconventional Renewable Energies (“NCRE”) would allow to tap an attractive potential for growth in the industry, through the largest NCRE generation company in Chile. Between 2012 and 2016, out of almost 6 GW of new installed capacity in Chile, 47% originated with new wind farms and solar power facilities, outpacing 35% of power stations based on traditional thermal generation technologies. Enel Generación has a mature portfolio of greenfield projects that would allow the new ECH to continue growing in this segment and maintain its leading position in the generation industry generally.

ii.	The combination of a portfolio that brings together traditional generation, NCRE generation and electric distribution would allow to diversify and compensate for the underlying risks of each business, and gives investors the opportunity to access combined exposure through a single vehicle.

iii.	The entity resulting from the Merger between the leading companies in traditional and renewable generation would become the absolute leader in the market. Its size, diversified generation matrix and broad ranging expertise in the sector would allow it to obtain several business benefits in securing PPAs and bargaining power with suppliers, among other aspects, which could be banked on by the shareholders who decide to sell their shares in the TO.

iv.	Likewise, the combination of a single vehicle for the three leading companies in each segment would allow to address, from a sweeping vantage point, the new challenges facing the electric sector in the country, including energy efficiency, energy storage and intra-daily and intra-annual control, operation of a network with greater technological diversity, electric mobility in urban transit, etc.

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v.	Greater integration among the group of companies would allow for the unification of various operations and reduce duplication of efforts and inefficiencies of various types, tapping potential synergies in the medium term.

These benefits are described in detail in the reports issued by the independent appraisers designed by the Board of Directors of the Company, advised by means of a notice dated November 14, 2017. This notice is available on the webpage of the Financial Market Commission and on the webpage of the Company (www.enelgeneración.cl).

C.	Price and conditions of the TO.

The price, Ch$590 Chilean per share, is within market range, and I believe it is fair in light of the valuations and suggestions made by the independent appraisers who participated in the analysis of this restructuring process.1 It also implies a premium compared to the market value of the share as of this date.

As mentioned, the minority shareholders of the Company who consent to the TO must apply a portion of the cash price paid to them for their shares toward the subscription of newly-issued shares of the Offeror. These shareholders shall be delivered as many shares in the Offeror as are yielded by an exchange ratio of 7.19512 shares of the Offeror per share of the Company sold within the context of this TO (therefore, each shareholder who sells in this TO will receive 2.87807 shares of the Offeror and Ch$354).

Considering that 60% of the price of the TO will be paid in cash and the remaining 40% in shares of Enel Chile (2.88 shares of Enel Chile per share in Enel Generación), the implied price resulting at market values represents a premium on the price of Enel Generación prior to the announcement of the transaction.

Moreover, the exchange ratio of 7.2 shares in Enel Chile per share in Enel Generación is 4.3% greater than the average ratio for both shares during the 12 months preceding the announcement of the transaction, which was 6.9 shares in Enel Chile per share in Enel Generación.

D.	Conclusion.

Finally, in light of the foregoing and considering that this TO is set within the framework of a corporate restructuring process the steps or stages of which are mutually interdependent, it is the opinion of this director that the TO is beneficial for the corporate interest, especially for the minority shareholders of the Company who, by accepting to sell their shares therein, may take advantage of all the benefits expected from this restructuring.

However, at the same time I note that this statement is, as implied in its name, an opinion, and must under no circumstances be considered a professional recommendation, invitation, advice or suggestion to participate in this TO. It is the responsibility of each of the shareholders eligible to participate in this TO to be informed and seek adequate advice on all the legal and economic aspects and implications of this transaction.

Sincerely

/s/ Luca Noviello

Luca Noviello

Director

Enel Generación Chile S.A.

[1]	Banchile Asesorías Financieras S.A. and Asset Chile, appointed by the Board of Directors and Directors’ Committee, respectively.

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Santiago, February 21, 2018

To

Shareholders of

ENEL GENERACIÓN CHILE S.A.

Ref.: Report on tender offer for shares in Enel Generación Chile S.A. by Enel Chile S.A.

Dear shareholders,

In relation to the tender offer (“TO”) announced by Enel Chile S.A. (“Enel Chile” or the “Offeror”), in my capacity as Director of Enel Generación Chile S.A. (“Enel Generación” or the “Company”), and as provided under article 207(c) of Law 18045 on the Securities Market, following is my opinion on the advisability of the TO for the shareholders.

1.	Background

As provided in article 202 of the Securities Market Law and in General Rule No. 104 issued by the Securities and Insurance Superintendence (“SVS”) (since succeeded by the Financial Market Commission, “CMF”), the following information – deemed relevant for this opinion – has been disclosed:

a)	On February 15, 2018, the Offeror published, in the El Mercurio de Santiago and La Tercera newspapers, a commencement notice for the TO.

b)	On February 15, 2018, the Offeror sent the SVS and the Company the prospectus that contains the terms and conditions of the TO (the “Prospectus”).

c)	On August 28 and October 26, both in 2017, disclosure was made of the intention to conduct a corporate restructuring process of Enel Chile, known as the Elqui Project, through two material event notices issued by the Company (the “Elqui Project”).

2.	Purpose of the TO

As indicated in the section titled “Price and Terms of Payment – Form of Payment” of the prospectus of the Offer, the Offeror intends to acquire up to 100% of the shares and of the American Depositary Shares issued by Enel Generación and not owned by Enel Chile (the “Offer”), at a price of Ch$590 (five hundred and ninety Chilean pesos) per share (the “Price”).

3.	Terms of Payment

The Prospectus states that the shareholders who wish to sell their shares in Enel Generación under the TO will receive the Price in cash, but with the following special conditions:

a)	As provided in Ordinary Letter No. 27562 issued by the SVS on October 13, 2017, and as mentioned by the Offeror in the Prospectus, the shareholders of Enel Generación who agree to sell their shares in the same must destine 40% of the cash Price they receive to subscribing for newly-issued shares in Enel Chile.

b)	As described in a) above, Enel Chile will directly apply such portion as corresponds to 40% of the Price toward the payment of the subscription price for newly-issued shares in Enel Chile.

c)	The remaining 60% of the Price shall be paid in cash to the shareholders of Enel Generación on the payment date of the TO, as indicated in in the section titled “Price and Terms of Payment – Form of Payment” of the Prospectus.

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4.	The Capital Increase

In order to be able to implement the payment structure described in a), b) and c) above, the shareholders of the Offeror approved, at a Special Shareholders’ Meeting held on December 20, 2017, an amendment to the bylaws consisting in a capital increase in Enel Chile (the “Capital Increase”).

Once the period for the preemptive subscription of new shares issued by Enel Chile expires, those that remain unpurchased by the shareholders of the Offeror and are consequently available will be delivered to the shareholders of Enel Generación who decide to sell their shares under the TO.

5.	Stages of the Elqui Project

To carry out the Elqui Project, each of the following steps will have to be completed:

(a)	The absorption merger of Enel Green Power Latin America S.A. (“Enel Green Power”) into Enel Chile (the “Merger”);

(b)	The TO;

(c)	The Capital Increase;

(d)	An amendment to the bylaws of Enel Generación, approved by the shareholders of the Company at a Special Shareholders’ Meeting held on December 20, 2017, whereby they agreed that the Company would no longer be subject to the provisions contained in Title XII of Decree Law 3500 of 1980, eliminating all the applicable restrictions and limitations, including but not limited to the restriction that no person can concentrate more than 65% of the voting capital of Enel Generación (the “Bylaws Amendment”).

One must take into account that, in order to act upon the resolutions indicated in letters a), c) and d) above, the TO must have been declared successful.

6.	Relationship with the Offeror and potential interest in the Elqui Project

a)	I represent that I was elected as director of Enel Generación at the Annual Shareholders’ Meeting held on April 27, 2016, and above appointment was backed by the favorable and crucial vote of Enel Chile, the controlling shareholder, this vote being crucial for my election to the board of the Company.

b)	I represent that, as mentioned by me at the board meeting of the Company held on August 28, 2017, I have an interest in the Elqui Project on the terms set out in article 147 of the LSA.

c)	I represent that I do not own any share in the Company or in its controlling shareholder, Enel Chile, directly or indirectly.

d)	I represent not having any particular interest in the TO other than as a member of the Board of Directors of Enel Generación.

7.	Individual opinion on the TO

a)	Potential benefits of the TO for the shareholders of Enel Generación who decide to participate in it:

i.	Diversification on their investment by joining a company that combines the businesses of electric generation and distribution, growth and a holding discount.

ii.	In turn, the shareholders that agree to accept the TO could capture the market value of their shares, plus a premium.

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iii.	Likewise, the shareholders who decide to participate in the TO could align their interests with the interests of the controlling shareholder. In turn, by the alignment of the interests of the controlling shareholders of Enel Chile and Enel Generación in a single investment vehicle, potential conflicts would be reduced and there would be greater transparency vis-à-vis the market. In turn, the minority interests in Enel Chile and Enel Generación would also be consolidated in a single vehicle, thereby reducing potential portfolio conflicts and certain costs in corporate decision-making. Those shareholders who decide to accept the TO would benefit from the above.

iv.	The combination of a portfolio that brings together traditional generation, NCRE generation and electric distribution will allow to diversify and compensate for the underlying risks of each business, and gives investors the opportunity to access combined exposure through a single vehicle.

v.	The above would allow Enel Chile to become the absolute leader in the market, in the sphere of traditional energy generation, NCRE generation and electric distribution. Its size, diversified generation matrix and expertise in the sector would allow it to obtain several business benefits in securing PPAs and bargaining power with suppliers.

vi.	Finally, greater integration among the group of companies would allow for the unification of various operations and reduce duplication of efforts and inefficiencies of various types, tapping potential synergies in the medium term.

b)	Price consistent with market values

As noted by Banchile Asesorías Financieras S.A. and Asset Chile, independent appraisers designated by the Board of Directors and Directors’ Committee of Enel Generación, the price of Ch$590 per share is consistent with market conditions.

As to the form of payment, 40% of the Price will be applied to the payment of the relevant sum for the subscription for new shares in Enel Chile, which will be delivered to the shareholders of the Company who decide to sell their shares in the TO.

Accordingly, the shareholders who decide to sell their shares in Enel Generación will be delivered as many shares in Enel Chile as are yielded by applying an exchange ratio for that 40% to the ratio of 7.19512 shares of the Offeror per share in Enel Generación. Therefore, in light of the above, each shareholder of Enel Generación will receive, for each share in Enel Generación that it sells in the TO, 2.87087 shares in Enel Chile and Ch$354.

c)	Economic standards to be considered

i.	The current market price of the shares in Enel Generación. The Price, of Ch$590 per share, is above the market price as of this date (the closing price yesterday was Ch$554.94 per share), implying a premium of 6.1% over the market price.

ii.	Exchange ratio. Additionally, the exchange ratio of 7.2 shares of Enel Chile per each share of Enel Generación is 4.3% greater than the average ratio for both shares during the 12 months preceding the announcement of the operation, which was 6.9 shares in Enel Chile per share in Enel Generación.

iii.	Independent evaluators opinions. The Price of Ch$590 per share has been determined on the basis of the reports prepared by four independent evaluators, two engaged by the Board of Enel Generación, and is at the high end of the range of these valuations, representing a 20.7% premium over the price of Enel Generación before the transaction was announced. In turn, the price for the shares in Enel Chile to be delivered as part of the transaction, Ch$82, is at the lower end of the range determined by the independent evaluators of Enel Chile.

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iv.	Premium over the implicit price. To determine the implicit price of the offer, one must consider that the same contemplates that a 60% of the price shall be paid in cash and a 40% in shares issued by Enel Chile. This means that, due to the current market value of the shares of Enel Chile and Enel Generación (based on the closing price on the Santiago Stock Exchange yesterday), the implicit price amounts to Ch$563.03 per share of Enel Generación. In turn, that represents a premium of 15.1% over the price that the shares of Enel Generación had before the announcement of the operation, on August 25, 2017.

The above economic standards, in addition to the benefits expected to be obtained as a result of the implementation of the Elqui Project for the entity created through the Merger and its shareholders and for the shareholders of Enel Generación who accept to sell their shares in the TO, are significant variables that the shareholders of the Company must take into account to establish an objective opinion and make the right decision with regard to selling shares in Enel Generación.

In addition to these variables, one must consider information disclosed to the market and to the shareholders of Enel Generación, which makes reference to the Elqui Project and to the TO, and this individual opinion.

8.	Conclusion.

The TO recently disclosed to the market by Enel Chile is a fundamental step in the implementation of the Elqui Project. Despite the complexities inherent to the Elqui Project, one must take particular account of the fact that both the Elqui Project as well as the TO have been developed in strict adherence to all legal requirements, applicable regulations and administrative resolutions issued by the relevant regulators.

In light of the above, and upon analyzing the benefits to be expected, as discussed previously, I feel the TO is a favorable opportunity for the shareholders of Enel Generación.

Notwithstanding the above, the shareholders stand advised that it is they who must analyze each of the aforementioned variables in light of their own personal, tax, legal, financial or other circumstances, in order to decide whether to participate or not in the TO. They must also analyze the potential consequences of selling their shares in Enel Generación, in order that any decision they make should be in the best interests of each of the shareholders of the Company.

Moreover, although this opinion is analytical and objective, the shareholders must take into account that I am required to give my opinion on the TO under article 207(c) of the Securities Market Law and other applicable regulations.

Kind regards,

/s/ Julio Pellegrini Vial

Julio Pellegrini Vial

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